Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statement on Form S-8 (for the registration of 50,000,000 shares of common stock) pertaining to the Unisys Savings Plan of Unisys Corporation of our reports (a)dated February 28, 2008, with respect to the consolidated financial statements of Unisys Corporation and the effectiveness of internal control over financial reporting of Unisys Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the financial statement schedule of Unisys Corporation included therein, and
(b) dated June 26, 2008, with respect to the financial statements and schedule of the Unisys Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2007, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP


Philadelphia, Pennsylvania
January 5, 2009